Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Health Catalyst, Inc. 2026 Employment Inducement Incentive Plan of our reports dated March 12, 2026, with respect to the consolidated financial statements of Health Catalyst, Inc. and the effectiveness of internal control over financial reporting of Health Catalyst, Inc. included in its Annual Report (Form 10-K as amended by Form 10-K/A) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Salt Lake City, UT
September 14, 2026